As filed with the Securities and Exchange Commission on February 11, 2008.
Registration No. 333-148802
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HANSEN MEDICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	14-1850535 (I.R.S. Employer Identification Number)
380 North Bernardo Avenue
Mountain View, CA 94043
(650) 404-5800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frederic H. Moll, M.D.
Founder and Chief Executive Officer
Gary C. Restani
President and Chief Operating Officer
380 North Bernardo Avenue
Mountain View, CA 94043
(650) 404-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David T. Young
Ivan A. Gaviria
Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
(650) 321-2400

Approximate date of commencement of proposed sale to the public:  From time to time following the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated file ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Proposed Maximum	Amount of
Securities to be Registered	Registered(1)	Unit(2)	Aggregate Offering Price	Registration Fee(3)
Common Stock, $0.0001 par value	140,048	$20.77	$2,908,796.96	$114.32

(1)	All shares of common stock are to be offered and sold by the selling stockholders.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The maximum offering price per unit and the maximum aggregate offering price is based upon the average of the high and low prices of the Registrant’s shares of common stock reported on the NASDAQ Global Market on January 18, 2008.

(3)	A registration fee of $114.32 was paid at the time of the initial filing of the registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED FEBRUARY 11, 2008

140,048 Shares

Common Stock

Hansen Medical, Inc. is registering 140,048 shares of common stock for the account of certain of our stockholders listed beginning on page 27. See the section titled “Selling Stockholders” in this prospectus. We issued these shares in connection with our acquisition of AorTx, Inc. on November 15, 2007. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus.

Our common stock is listed on the NASDAQ Global Market under the symbol “HNSN.” The last reported sale price of our common stock on February 8, 2008 was $19.41 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated February      , 2008

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from or in addition to that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

We have applied for trademark registration of and/ or claim trademark rights in the marks, “Hansen Medical,” “Sensei,” “Artisan,” “Intellisense,” “Elite,” “Hansen Artisan,” “Hansen Elite,” as well as in the Hansen Medical “heart design” logo, whether standing alone or in connection with the words “Hansen Medical.” All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information contained elsewhere in this prospectus and the documents incorporated herein by reference. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” before you to decide to invest in our common stock.

Overview

We develop, manufacture and sell a new generation of medical robotics designed for accurate positioning, manipulation and stable control of catheters and catheter-based technologies. While earlier generations of medical robotics were designed primarily for manipulating rigid surgical instruments, our Senseitm Robotic Catheter System, or Sensei system, is designed to allow physicians to instinctively navigate flexible catheters with greater stability and control in interventional procedures. Instinctive navigation refers to the ability of our Sensei system to enable physicians to direct the movements of our Artisantm Control Catheter, or Artisan catheter, to a desired anatomical location in a way that is natural and inherently simple. The control console of our Sensei system directly translates the motions of the physician’s hands into corresponding motions of the catheters and catheter-based technologies inside the body. We believe that robotic control of these flexible instruments has the potential to revolutionize a broad range of interventional procedures in the same way that robotic control of surgical devices has revolutionized a growing number of surgical procedures over the past decade.

We believe our Sensei system and its corresponding disposable Artisan catheter will enable physicians to perform procedures that historically have been too difficult or time-consuming to accomplish routinely with existing catheters and catheter-based technologies, or that we believe could be accomplished only by the most skilled physicians. We believe that our Sensei system will benefit patients, physicians, hospitals and third-party payors by improving clinical outcomes, permitting more complex procedures to be performed interventionally and reducing treatment times.

Corporate Information

We were incorporated in Delaware in September 2002 under the name AutoCath, Inc. and changed our name to Hansen Medical, Inc. in March 2003. The address of our principal executive office is 380 North Bernardo Avenue, Mountain View, California 94043, and our telephone number is (650) 404-5800. Our website address is www.hansenmedical.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus. As used in this prospectus, references to “we,” “our,” “us” and “Hansen” refer to Hansen Medical, Inc. unless the context requires otherwise.

Description of the Private Placement

On November 15, 2007, we consummated the acquisition of AorTx, Inc. (AorTx). At the closing of the acquisition we issued 140,048 shares of common stock and paid approximately $4.5 million in cash to former AorTx stockholders. Also at the closing, we paid or cancelled approximately $1.0 million of AorTx liabilities. The Agreement and Plan of Merger and Reorganization (Merger Agreement) governing the acquisition of AorTx also provides for possible milestone payments of up to $30.0 million, payable half in cash and half in shares of our common stock, upon achievement of regulatory clearances and revenue and partnering milestones. In accordance with a registration rights agreement we entered into in connection with the acquisition, we are registering 140,048 shares of our common stock issued in the acquisition for resale by the former AorTx stockholders.

Summary of the Offering

Common stock offered by the selling stockholders	Up to 140,048 shares

Offering Price	Our selling stockholders may sell the shares of common stock offered hereby from time to time at prevailing market prices or in privately negotiated transactions.

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

NASDAQ Global Market symbol	HNSN

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, as well as all of the other information contained in this prospectus, incorporated by reference into this prospectus and any applicable prospectus supplement, including our financial statements and related notes, before investing in our common stock. If any of the following possible events actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

Risks Related to Our Business

We are a company with a limited history of operations, which makes our future operating results difficult to predict.

We are a medical device company with a limited operating history and no significant revenues to date. Prior to the second quarter of 2007, we were a development stage company. We have been engaged in research and product development since our inception in late 2002. Our Sensei Robotic Catheter System, or Sensei system, and our corresponding disposable Artisan control catheters, or Artisan catheters, have only recently received U.S. Food and Drug Administration, or FDA, clearance for commercialization to facilitate manipulation, positioning and control of certain mapping catheters during electrophysiology procedures. We have also only recently received the CE Mark in Europe for our Sensei system and Artisan catheters. The future success of our business will depend on our ability to generate and increase product sales, successfully introduce new products, establish our sales force and distribution network, manufacture and assemble our products in sufficient quantities and in accordance with applicable regulatory requirements and control costs, all of which we may be unable to do. We have a limited history of operations upon which you can evaluate our business and our operating expenses are increasing. Our lack of a significant operating history also limits your ability to make a comparative evaluation of us, our products and our prospects. If we are unable to successfully operate our business, our business and financial condition will be harmed.

We have limited sales, marketing and distribution experience and capabilities, which could impair our ability to achieve profitability.

We have recently received clearance to market, sell and distribute our products in the United States and Europe. We have no prior experience as a company in undertaking these efforts. In the United States, we market our products through a direct sales force of regional sales employees, supported by clinical account managers who provide training, clinical support and other services to our customers. Developing a direct sales force is expensive and time-consuming and could delay the success of any product launch. Additionally, any direct sales force that we develop will be competing against the experienced and well-funded sales organizations of our competitors. Our revenues will depend on our ability to establish an effective sales force in a timely manner. We face significant challenges and risks in establishing a direct sales force and marketing our products, including, among others:

•	our ability to recruit, train and retain adequate numbers of qualified sales and marketing personnel;

•	the ability of sales personnel to obtain access to or persuade adequate numbers of hospitals to purchase our products or physicians to use our products;

•	costs associated with hiring, maintaining and expanding an independent sales and marketing organization; and

•	government scrutiny and labeling restrictions with respect to promotional activities in the healthcare industry.

Outside the United States, primarily in the European Union, or EU, we are establishing a combination of a direct sales force and distributors to market, sell and support our products. If we fail to select appropriate distributors or effectively use our distributors or sales personnel and coordinate our efforts for distribution of our products in the EU or if their and our sales and marketing strategies are not effective in generating sales of our products, our revenues would be adversely affected and we may never become profitable.

We have limited experience in manufacturing and assembling our products and may encounter problems at our manufacturing facilities or otherwise experience manufacturing delays that could result in lost revenue.

We do not have significant experience in manufacturing, assembling or testing our products on a commercial scale. In addition, for our Sensei system, we subcontract the manufacturing of major components and complete the final assembly and testing of those components in-house. In order to produce our Sensei system and disposable Artisan catheters in quantities sufficient to meet anticipated market demand, we will need to increase our manufacturing capacity significantly over the current level. We face significant technical challenges to increasing manufacturing capacity, including equipment design and automation, material procurement, low or variable production yields on Artisan catheters, space constraints and quality control and assurance. Developing commercial scale manufacturing facilities will require the investment of substantial funds, the hiring and retention of additional management and technical personnel who have the appropriate manufacturing and compliance experience and the relocation to a larger facility and the resulting costs will have a significant impact on our gross margins and may result in significant fluctuations of gross margins from quarter to quarter. We may not successfully complete any required increase in manufacturing capacity on a timely basis or at all. As a result, we may be unable to meet the expected demand for our Sensei system or Artisan catheters, maintain control over our expenses or otherwise successfully increase our manufacturing capabilities. If we are unable to satisfy demand for our Sensei system or Artisan catheters, our ability to generate revenue could be impaired and hospitals may instead purchase, or physicians may use, our competitors’ products. Since our Sensei system requires the use of disposable Artisan catheters, our failure to meet demand for Artisan catheters from hospitals that have purchased our Sensei system could adversely affect the market acceptance of our products and damage our commercial reputation.

In addition, all of our operations are conducted at our facilities leased in Mountain View, California. We could encounter problems at these facilities, which could delay or prevent us from manufacturing, assembling or testing our products or maintaining our manufacturing capabilities or otherwise conducting operations. Our current Mountain View facility leases are scheduled to expire in June 2008. In July 2007, we entered into a lease agreement for approximately 63,000 square feet of space at a separate facility in Mountain View, California. The term of this new lease is until approximately November 30, 2014, depending on the initial occupancy date, but we have an option to extend the new lease for an additional five years after its initial term. Delays in preparing our new facility for our needs, moving into our new facility or the execution of the move could disrupt our assembly and testing activities and divert the attention of our management and other key personnel from our business operations.

Our reliance on third-party manufacturers and on suppliers, and in one case, a single-source supplier, could harm our ability to meet demand for our products in a timely manner or within budget, and could cause harm to our business and financial condition.

We depend on third-party manufacturers to produce most of the components of our Sensei system and other products, and have not entered into formal agreements with several of these third parties. We also depend on various third-party suppliers for various components we use in our Sensei systems and for our Artisan catheters and sheaths. For example, we obtain the motors for our Sensei system from a single supplier, Maxon Motor AG, from whom we purchase on a purchase order basis, and we generally do not maintain large volumes of inventory. Force Dimension Sàrl, a single-source supplier, manufactures customized motion controllers that are also part of our Sensei system. Additionally, in October 2007, we entered into a purchase agreement with Plexus Services Corp., or Plexus, under which Plexus will manufacture certain components for us in quantities determined by a non-binding forecast and by purchase orders.

Our reliance on third parties involves a number of risks, including, among other things, the risk that:

•	suppliers may fail to comply with regulatory requirements or make errors in manufacturing components that could negatively affect the efficacy or safety of our products or cause delays in or prevent shipments of our products;

•	we may not be able to respond to unanticipated changes and increases in customer orders;

•	we may be subject to price fluctuations due to a lack of long-term supply arrangements for key components with our suppliers;

•	we may lose access to critical services and components, resulting in an interruption in the manufacture, assembly and shipment of our systems and other products;

•	our suppliers manufacture products for a range of customers, and fluctuations in demand for products these suppliers manufacture for others may affect their ability to deliver components to us in a timely manner;

•	our suppliers may wish to discontinue supplying goods or services to us beyond the development phase for risk management reasons, such as intellectual property reasons or medical products liability reasons;

•	we may not be able to find new or alternative components for our use or reconfigure our system and manufacturing processes in a timely manner if the components necessary for our system become unavailable; and

•	our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements.

If any of these risks materialize, it could significantly increase our costs and impact our ability to meet demand for our products.

In addition, if these manufacturers or suppliers stop providing us with the components or services necessary for the operation of our business, we may not be able to identify alternative sources in a timely fashion. Any transition to alternative manufacturers or suppliers would likely result in operational problems and increased expenses and could delay the shipment of, or limit our ability to provide, our products. We cannot assure you that we would be able to enter into agreements with new manufacturers or suppliers on commercially reasonable terms or at all. Additionally, obtaining components from a new supplier may require qualification of a new supplier in the form of a new or supplemental filing with applicable regulatory authorities and clearance or approval of the filing before we could resume product sales. Any disruptions in product supply may harm our ability to generate revenues, lead to customer dissatisfaction, damage our reputation and result in additional costs or cancellation of orders by our customers. We currently purchase a number of the components for our Sensei system in foreign jurisdictions. Any event causing a disruption of imports, including the imposition of import restrictions, could adversely affect our business and our financial condition.

If we fail to maintain necessary FDA clearances and CE marks for our medical device products, or if future clearances are delayed, we will be unable to commercially distribute and market our products.

The process of seeking regulatory clearance or approval to market a medical device is expensive and time-consuming and clearance or approval is never guaranteed and, even if granted, clearance or approval may be suspended or revoked. In May 2007, we received FDA clearance in the United States to commercialize our Sensei system and Artisan catheters only to facilitate manipulation, positioning and control, for collecting electrophysiological data within the heart atria with electro-anatomic mapping and recording systems. Because the FDA specifically identified a reasonable likelihood that our products could be used by physicians for uses not encompassed by the scope of the present FDA clearance and that such uses may cause harm, we are required to label our products to state that their safety and effectiveness for use with cardiac ablation catheters in the treatment of cardiac arrhythmias including atrial fibrillation have not been established. There can be no assurance that we will be able to successfully market and sell our products in the United States based on this label. We will be required to seek a separate 510(k) clearance or premarket approval, or PMA, to market our Sensei system for uses other than those currently cleared by the FDA. We cannot assure you that the FDA would not impose a more burdensome level of premarket review on other intended uses or modifications to approved products. We may seek future clearances or approvals of our Sensei system for other indications, including atrial fibrillation or other cardiac ablation procedures but there can be no assurance as to the timing or potential for success of those efforts if undertaken. We received the CE Mark in Europe for our Sensei system in September 2006 and for our Artisan catheters in May 2007.

Seeking to obtain future clearances or approvals from the FDA and other regulatory authorities could result in unexpected and significant costs for us and consume management’s time and other resources. The FDA or other regulatory authorities could ask us to supplement our submissions, collect non-clinical data, conduct clinical trials or engage in other time-consuming actions, or it could simply deny our applications. In addition, clearance or approval could be revoked or other restrictions imposed if post-market data demonstrates safety issues or lack of effectiveness. We cannot predict with certainty how, or when, the FDA or other regulatory authorities will act. If we are unable to maintain our regulatory clearances and obtain future clearance, our financial condition and cash flow may be adversely affected, and our ability to grow domestically and internationally may be limited.

If physicians and hospitals are not convinced that our products are a safe and effective alternative to existing technologies used in atrial fibrillation and other cardiac ablation procedures, we may not be commercially successful.

We believe that physicians will not use, and hospitals will not purchase, our products unless they determine that our Sensei system provides a safe and effective alternative to existing treatments. Since we have received FDA clearance to market our Sensei system and disposable Artisan catheters only for guiding catheters to map the heart anatomy, we will not be able to label or promote these products, or train physicians, for use in guiding catheters for cardiac ablation procedures. Currently, there is only limited clinical data on our Sensei system with which to assess its safety and efficacy in any procedure, including atrial fibrillation and other cardiac ablation procedures. If longer-term or more extensive clinical studies performed by us or others or clinical experience indicate that procedures with our Sensei system are less effective or less safe than our current data suggest, physicians may choose not to use our Sensei system. Reluctance by physicians to use our Sensei system would harm sales. Further, unsatisfactory patient outcomes or patient injury could cause negative publicity for our products, particularly in the early phases of product introduction. In addition, physicians may be slow to adopt our products if they perceive liability risks arising from the use of these new products. It is also possible that as our products become more widely used, latent defects could be identified, creating negative publicity and liability problems for us, thereby adversely affecting demand for our products. If physicians do not use our products in cardiac ablation procedures, we likely will not become profitable and our business will be harmed.

In addition, our research and development efforts and our marketing strategy depend heavily on obtaining support and collaboration from highly regarded physicians at leading hospitals. If we are unable to gain or maintain such support and collaboration, our ability to market our Sensei system and, as a result, our business and results of operations, could be harmed.

We expect to derive substantially all of our revenues from sales of our Sensei system and Artisan catheters. If hospitals do not purchase our system, we may not generate sufficient revenues to continue our operations.

Our initial commercial offering consists primarily of two products, our Sensei system and our corresponding disposable Artisan catheters. In order for us to achieve sales, hospitals must purchase our Sensei system and Artisan catheters. Our Sensei system is a novel device, and hospitals are traditionally slow to adopt new products and treatment practices. In addition, our Sensei system is an expensive capital equipment purchase, representing a significant portion of an electrophysiology laboratory’s annual budget. In addition, because it is only now being commercially introduced, our Sensei system has limited product and brand recognition. Furthermore, we do not believe hospitals will purchase our products unless the physicians at those hospitals express a strong desire to use our products and we cannot predict whether or not they will do so. If hospitals do not widely adopt our Sensei system, or if they decide that it is too expensive, we may never achieve significant revenue or become profitable.

Such a failure to adequately sell our Sensei system would have a materially detrimental impact on our business, results of operations and financial condition.

We have incurred substantial losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have experienced substantial net losses since our inception in late 2002. At September 30, 2007, we had an accumulated deficit of $85.5 million. We have funded our operations to date principally from the sale of our securities and through issuance of indebtedness. We expect to incur substantial additional net losses for at least the next several years as we generally scale up our manufacturing, marketing and sales operations to commercialize our products and seek additional regulatory clearances. We expect our general and administrative expenses to increase as we continue to add the infrastructure necessary to support operating as a public company, develop our intellectual property portfolio and incur other intellectual property related legal expenses, including litigation expenses. Because we may not be successful in significantly increasing sales of our products, the extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. If we require more time than we expect to generate significant revenue and achieve profitability, we may not be able to continue our operations. Even if we achieve significant revenues, we may never become profitable or we may choose to pursue a strategy of increasing market penetration and presence at the expense of profitability.

We may incur significant liability if it is determined that we are promoting off-label use of our products in violation of federal and state regulations in the United States or elsewhere.

We have received FDA clearance of our Sensei system and Artisan catheters only to facilitate manipulation, positioning and control for collecting electrophysiological data within the heart atria with electro-anatomic mapping and recording systems, which is a critical step in the identification of the heart tissue generating abnormal heart rhythms that may require ablation or other treatment. Because the FDA specifically determined that it believes there is a reasonable likelihood that physicians may choose to use our products off-label, and that harm may result, we are required to label our products to state that their safety and effectiveness for use with cardiac ablation catheters in the treatment of cardiac arrhythmias including atrial fibrillation have not been established. We may subsequently seek regulatory clearance for use of our Sensei system for a variety of other interventional procedures in electrophysiology, including atrial fibrillation and other cardiovascular procedures. Our business and future growth will depend primarily on the use of our Sensei system in the treatment of atrial fibrillation and other cardiovascular procedures, for which we do not yet, and may never, have FDA clearance or approval.

Unless and until we receive regulatory clearance or approval for use of our Sensei system in these procedures, uses in these procedures will be considered off-label uses of our Sensei system. Under the Federal Food, Drug, and Cosmetic Act and other similar laws, we are prohibited from labeling or promoting our products, or training physicians, for such off-label uses. This prohibition means that the FDA could deem it unlawful for us to make claims about the safety or effectiveness of our Sensei system in cardiac ablation procedures and that we may not proactively discuss or provide information or training on the use of our product in cardiac ablation procedures or use with unapproved catheters, with very limited exceptions. We presently believe that to date, all of the procedures in which our products have been used in the U.S. have included off-label uses such as cardiac ablation, for which our Sensei system and Artisan Catheters have not been cleared by the FDA.

The FDA and other regulatory agencies actively enforce regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. A company that is found to have improperly promoted off-label uses may be subject to significant liability, including civil and administrative remedies under the Federal False Claims Act and various other federal and state laws, as well as criminal sanctions.

Due to these legal constraints, our sales and marketing efforts focus on the general technical attributes and benefits of our Sensei system and the use of this device to guide catheters for heart mapping and engaging with customer hospitals and physicians on off-label uses of our technology only as permitted by the FDA. Although we believe that our communications and activities regarding our Sensei system will be in compliance with the relevant regulatory requirements, the application of these requirements can be varying and are evolving, creating a material risk that the FDA or another regulatory authority could disagree with our position. If regulatory authorities believe we are not in compliance with such requirements, we could be subject to significant liability for promoting our Sensei system for off-label uses, including civil and administrative remedies, injunctions against sales for off-label uses, and criminal sanctions. Enforcement measures taken against us could harm our business or force us to cease operations.

The training required for physicians to use our Sensei system could reduce the market acceptance of our system and reduce our revenue.

Physicians must be trained to use our Sensei system proficiently. It is critical to the success of our sales efforts to ensure that there are a sufficient number of physicians familiar with, trained on and proficient in the use of our Sensei system. Convincing physicians to dedicate the time and energy necessary for adequate training in the use of our system is challenging, and we cannot assure you that we will be successful in these efforts.

In addition, we will only train physicians to insert, navigate and remove catheters using our Sensei system. The physicians must obtain training elsewhere to learn how to map or ablate cardiac tissue to treat atrial fibrillation. This training may be provided by hospitals and universities and through independent peer-to-peer training among doctors. We cannot assure you, however, that a sufficient number of physicians will become aware of training programs or that physicians will dedicate the time, funds and energy necessary for adequate training in the use of our system. Additionally, we will have no control over the quality of these training programs. If physicians are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory outcomes, patient injury, negative publicity or lawsuits against us, any of which could negatively affect our reputation and sales of our products. Furthermore, our inability to educate and train physicians to use our Sensei system for atrial fibrillation or other cardiac ablation procedures may lead to inadequate demand for our products and have a material adverse impact on our business, financial condition and results of operation.

Because our markets are highly competitive, customers may choose to purchase our competitors’ products, which would result in reduced revenue and harm our financial results.

Our Sensei system is a new technology and must compete with established manual interventional methods and methods of our competitors, such as Stereotaxis, Inc., in remote navigation. Conventional manual methods are widely accepted in the medical community, have a long history of use and do not require the purchase of additional, expensive capital equipment. The Stereotaxis Niobe® system, which has been in the market for approximately four years, has been adopted by a number of leading clinicians. In addition, many of the medical conditions that can be treated using our products can also be treated with existing drugs or other medical devices and procedures. Many of these alternative treatments are widely accepted in the medical community and have a long history of use.

We also face competition from companies that are developing drugs or other medical devices or procedures to treat the conditions for which our products are intended. The medical device and pharmaceutical industries make significant investments in research and development and innovation is rapid and continuous. If new products or technologies emerge that provide the same or superior benefits as our products at equal or lesser cost, they could render our products obsolete or unmarketable. We cannot be certain that physicians will use our products to replace or supplement established treatments or that our products will be competitive with current or future products and technologies.

Most of our competitors enjoy several competitive advantages over us, including:

•	significantly greater name recognition;

•	longer operating histories;

•	established relations with healthcare professionals, customers and third-party payors;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

•	greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory clearance for products and marketing approved products; and

•	greater financial and human resources for product development, sales and marketing, and patent litigation.

In addition, as the markets for medical devices develop, additional competitors could enter the market. As a result, we cannot assure you that we will be able to compete successfully against existing or new competitors. Our revenues would be reduced or eliminated if our competitors develop and market products that are more effective and less expensive than our products.

We will likely experience extended and variable sales cycles, which could cause significant variability in our results of operations for any given quarter.

Our Sensei system will likely have a lengthy sales cycle because it involves a relatively expensive capital equipment purchase, which will generally require the approval of senior management at hospitals, inclusion in the hospitals’ electrophysiology laboratory budget process for capital expenditures and, in some instances, a certificate of need from the state or other regulatory clearance. We continue to estimate that this sales cycle may take between 12 and 18 months. These factors may contribute to substantial fluctuations in our quarterly operating results, particularly in the near term and during any other periods in which our sales volume is relatively low. As a result, in future quarters our operating results could fall below the expectations of securities analysts or investors, in which event our stock price would likely decrease. These fluctuations also mean that you will not be able to rely upon our operating results in any particular period as an indication of future performance. In addition, the introduction of new products could adversely impact our sales cycle, as customers take additional time to assess the benefits and investments on capital products.

The use of our products could result in product liability claims that could be expensive, divert management’s attention and harm our reputation and business.

Our business exposes us to significant risks of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices. Moreover, the FDA has expressed concerns regarding the safety and efficacy of our Sensei system for ablation and other therapeutic indications, including for the treatment of atrial fibrillation and has specifically instructed that our products be labeled to inform our customers that the safety and effectiveness of our technology for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including for atrial fibrillation, have not been established. We presently believe that to date, all of the procedures in which our products have been used in the U.S. have included off-label uses such as cardiac ablation, for which our Sensei system and Artisan catheters have not been cleared by the FDA and which therefore could increase the risk of product liability claims. The medical device industry has historically been subject to extensive litigation over product liability claims. We may be subject to claims by consumers, healthcare providers, third-party payors or others selling our products if the use of our products were to cause, or merely appear to cause, injury or death. Any weakness in training and services associated with our products may also result in product liability lawsuits. Although we maintain clinical trial liability and product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or adequate amounts. A product liability claim, regardless of its merit or eventual outcome could result in:

•	decreased demand for our products;

•	injury to our reputation;

•	diversion of management’s attention;

•	withdrawal of clinical trial participants;

•	significant costs of related litigation;

•	payment of substantial monetary awards to patients;

•	product recalls or market withdrawals;

•	loss of revenue; and

•	the inability to commercialize our products under development.

We may be unable to complete the development and commercialization of our existing and anticipated products without additional funding.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts on research and development. We expect to spend significant additional amounts on commercializing our products, including development of a direct sales force and expansion of manufacturing capacity. In 2006, our net cash used in operating activities was $22.0 million. For the nine months ended September 30, 2007, our net cash used in operating activities was $22.7 million. We expect that our cash used by operations will be significant in each of the next several years, and we may need additional funds to continue the development and commercialization of our Sensei system. Additional financing may not be available on a timely basis on terms acceptable to us, or at all. Any additional financing may be dilutive to stockholders or may require us to grant a lender a security interest in our intellectual property assets. The amount of funding we will need will depend on many factors, including:

•	the success of our research and product development efforts;

•	the expenses we incur in selling and marketing our products;

•	the costs and timing of future regulatory clearances;

•	the revenue generated by sales of our current and future products;

•	the costs to scale-up manufacturing capacity;

•	the costs to build out our new facility;

•	the rate of progress and cost of our clinical trials and other development activities;

•	the emergence of competing or complementary technological developments;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, or participating in litigation-related activities;

•	the terms and timing of any collaborative, licensing or other arrangements that we may establish; and

•	the acquisition of businesses, products and technologies.

If adequate funds are not available, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support or other resources devoted to our products. Any of these factors could harm our financial condition.

Our products and related technologies can be applied in different applications, and we may fail to focus on the most profitable areas.

Our Sensei system is designed to have the potential for applications beyond electrophysiology, including in a variety of endoscopic procedures which require a control catheter to approach diseased tissue. We further believe that our Sensei system can provide multiple opportunities to improve the speed and capability of many diagnostic and therapeutic procedures. We will be required to seek a separate 510(k) clearance or PMA from the FDA for these applications of our Sensei system. However, we have limited financial and managerial resources and therefore may be required to focus on products in selected applications and to forego efforts with regard to other products and industries. Our decisions may not produce viable commercial products and may divert our resources from more profitable market opportunities. Moreover, we may devote resources to developing products in these additional areas but may be unable to justify the value proposition or otherwise develop a commercial market for products we develop in these areas, if any. In that case, the return on investment in these additional areas may be limited, which could negatively affect our results of operations.

If we fail to obtain or acquire imaging and visualization technology, or successfully collaborate with a strategic partner to provide such technology on terms favorable to us, or at all, our Sensei system may not be able to gain market acceptance and our business may be harmed.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. We believe that integrating our Sensei system with key imaging and visualization technologies using an open architecture approach is a key element in establishing our Sensei system as important for complex interventional procedures. Our Sensei system currently utilizes a variety of imaging means to visualize and assist in navigating our Artisan catheters. These imaging systems include fluoroscopy, intravascular ultrasound and electro-anatomic mapping systems, as well as pre-operatively acquired three-dimensional computed tomography and magnetic resonance imaging. We believe that in the future, as imaging companies develop increasingly sophisticated three-dimensional imaging systems, we will need to integrate advanced imaging into our Sensei system in order to compete effectively. There can be no assurance that we can timely and effectively integrate these systems or components into our Sensei system in order to remain competitive. We expect to face competition from companies that are developing new approaches and products for use in interventional procedures and that have an established presence in the field of interventional cardiology, including the major imaging, capital equipment and disposables companies that are currently selling products in the electrophysiology laboratory. We may not be able to acquire or develop three-dimensional imaging and visualization technology for use with our Sensei system. In addition, developing or acquiring key imaging and visualization technologies could be expensive and time-consuming and may not integrate well with our Sensei system. If we are unable to timely acquire, develop or integrate imaging and visualization technologies, or any other changing technologies, effectively, our revenue may decline and our business will suffer.

In April 2007, we entered into agreements with St. Jude Medical, Inc., or St. Jude, to integrate our Sensei system with St. Jude’s Ensite system and to co-market the integrated product. We are not obligated to undertake any other development projects except for the integration of the Sensei system with the EnSite system. We are solely responsible for gaining regulatory approvals for, and all costs associated with, our portion of the integrated products developed under the arrangement. There can be no assurance that we will successfully complete the integration or maintain compatibility of our products under the collaboration.

In addition, under the terms of the co-marketing agreement, we granted St. Jude the exclusive right to distribute products developed under the joint development agreement when ordered with St. Jude products worldwide, excluding certain specified countries, for the diagnosis and/or treatment of certain cardiac conditions. There can be no assurance that we will successfully collaborate or that St. Jude will generate significant sales under this arrangement. If we are not able to successfully collaborate with St. Jude or are unable to successfully integrate our systems, we may not be able to effectively compete with new technologies and our business may be harmed.

Our acquisition of AorTx, Inc. and future acquisitions are subject to a number of risks.

Our recent acquisition of AorTx, Inc. (AorTx) and the proposed completion of any future acquisitions will be subject to a number of risks, including:

•	with respect to future acquisitions, the possibility that an announced acquisition does not close;

•	the diversion of management’s time and resources;

•	the difficulty of assimilating the operations and personnel of the acquired companies;

•	the potential disruption of our ongoing business;

•	the difficulty of incorporating acquired technology and rights into our products and services;

•	unanticipated expenses related to integration of the acquired companies;

•	difficulties in implementing and maintaining uniform standards, controls, procedures and policies; and

•	potential unknown liabilities associated with acquired businesses, including additional risks of third parties asserting claims that acquired intellectual property infringes on the rights of such third parties.

We consummated our acquisition of AorTx with the expectation that the acquisition will result in various benefits including, among other things, leveraging our Sensei system into the developing market for percutaneous heart valve therapy. AorTx is a development stage company and its products have not received FDA clearance or CE mark approval. There can be no assurance that such clearances or approvals will be obtained for the uses we propose, and we may not realize any of the benefits of the AorTx acquisition or may not realize them as rapidly, or to the extent, anticipated by our management and certain financial or industry analysts. AorTx’s contribution to our financial results may not meet the current expectations of our management for a number of reasons, including integration risks, and could dilute our profits beyond the current expectations of our management. Potential liabilities assumed in connection with our acquisition of AorTx also could have an adverse effect on our business, financial condition and operating results. If these risks materialize, our stock price could be materially adversely affected.

Software defects may be discovered in our products.

Our Sensei system incorporates sophisticated computer software. Complex software frequently contains errors, especially when first introduced. Because our products are designed to be used to perform complex interventional procedures, we expect that physicians and hospitals will have an increased sensitivity to the potential for software defects. We cannot assure you that our software will not experience errors or performance problems in the future. If we experience software errors or performance problems, we would likely also experience:

•	loss of revenue;

•	delay in market acceptance of our products;

•	damage to our reputation;

•	additional regulatory filings;

•	product recalls;

•	increased service or warranty costs; and/or

•	product liability claims relating to the software defects.

Our costs could substantially increase if we receive a significant number of warranty claims.

We warrant each of our products against defects in materials and workmanship for a period of approximately 12 months from the acceptance of our product by a customer. We accrue the estimated cost of warranties at the time revenue is recognized; however, we have a very limited history of commercial placements from which to judge our rate of warranty claims. Our warranty obligation may be impacted by product failure rates, material usage and warranty service costs. We periodically evaluate and adjust the warranty reserve to the extent actual warranty expense differs from the original estimates; however, if warranty claims are significant or differ significantly from estimates, we could incur additional expenditures for parts and service and our reputation and goodwill in the electrophysiology lab market could be damaged. Unforeseen warranty exposure in excess of our reserves could negatively impact our business, financial condition and results of operations.

Hospitals or physicians may be unable to obtain coverage or reimbursement from third-party payors for procedures using our Sensei system, which could affect the adoption or use of our Sensei system and may cause our revenues to decline.

We anticipate that third-party payors will reimburse hospitals and physicians under existing billing codes for the vast majority of the procedures involving our products. We expect that healthcare facilities in the United States will bill various third-party payors, such as Medicare, Medicaid, other governmental programs and private insurers, for services performed using our products. We believe that procedures targeted for use with our products are generally already reimbursable under government programs and most private plans. Accordingly, we believe providers in the United States will generally not be required to obtain new billing authorizations or codes in order to be compensated for performing medically necessary procedures using our products on insured patients.

There can be no assurance, however, that coverage and reimbursement policies of third-party payors will not change in the future with respect to some or all of the procedures that would use our Sensei system. Additionally, in the event that a physician uses our Sensei system for indications not approved by the FDA, there can be no assurance that the coverage or reimbursement policies of third-party payors will be comparable to FDA-approved uses. Future legislation, regulation or coverage and reimbursement policies of third-party payors may adversely affect the demand for our products currently under development and limit our ability to profitably sell our products. For example, under recent regulatory changes to the methodology for calculating payments for current inpatient procedures in certain hospitals, Medicare payment rates for surgical and cardiac procedures have been decreased, including those procedures for which our products are targeted. The reductions are to be transitioned over the next three years, beginning in fiscal year 2007. The Centers for Medicare and Medicaid Services, or CMS, responsible for administering the Medicare program, also indicated it will begin to move forward with developing revised reimbursement codes that better reflect the severity of patients’ conditions in the hospital inpatient prospective payment system for fiscal year 2008. It is unclear whether the changes in the reimbursement codes will result in further reduction in payments for cardiac procedures that would use our products.

Our success in international markets also depends upon the eligibility of our products for coverage and reimbursement by government-sponsored healthcare payment systems and third-party payors. In both the United States and foreign markets, healthcare cost-containment efforts are prevalent and are expected to continue. The failure of our customers to obtain sufficient reimbursement could have a material adverse impact on our financial condition and harm our business.

We may lose our key personnel or fail to attract and retain additional personnel.

We are highly dependent on the principal members of our management and scientific staff, in particular Frederic Moll, M.D., our Founder and Chief Executive Officer and one of our directors, and Gary Restani, our President and Chief Operating Officer and one of our directors. Dr. Moll has extensive experience in the medical device industry, and we believe his expertise in the robotic device field may enable us to have proposals reviewed by key hospital decision-makers earlier in the sales process than may otherwise be the case. Mr. Restani is important to our operational effectiveness and plays key roles within our organization. We do not carry “key person” insurance covering any members of our senior management. Each of our officers and key employees may terminate his employment at any time without notice and without cause or good reason. The loss of any of these persons could prevent the implementation and completion of our objectives, including the development and introduction of our products, and could require the remaining management members to direct immediate and substantial attention to seeking a replacement.

We expect to rapidly expand our operations and grow our research and development, sales and marketing and administrative operations. This expansion is expected to place a significant strain on our management and will require hiring a significant number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

If we do not effectively manage our growth, we may be unable to successfully develop, market and sell our products.

Our future revenue and operating results will depend on our ability to manage the anticipated growth of our business. We have experienced significant growth in the scope of our operations and the number of our employees since our inception. This growth has placed significant demands on our management, as well as our financial and operations resources. In order to achieve our business objectives, however, we will need to continue to grow, which presents numerous challenges, including:

•	implementing appropriate operational and financial systems and controls;

•	expanding manufacturing capacity and increasing production;

•	developing our sales and marketing infrastructure and capabilities;

•	identifying, attracting and retaining qualified personnel in our areas of activity; and

•	training, managing and supervising our personnel worldwide.

Any failure to effectively manage our growth could impede our ability to successfully develop, market and sell our products and our business will be harmed.

We commenced sales of our Sensei system internationally and are subject to various risks relating to such international activities which could adversely affect our international sales and operating performance.

A portion of our current and future revenues will come from international sales. To expand internationally, we will need to hire, train and retain additional qualified personnel. Engaging in international business inherently involves a number of difficulties and risks, including:

•	required compliance with existing and changing foreign regulatory requirements and laws;

•	export or import restrictions and controls relating to technology;

•	pricing pressure;

•	laws and business practices favoring local companies;

•	longer payment cycles;

•	the effects of fluctuations in foreign currency exchange rates;

•	shipping delays;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	political and economic instability;

•	potentially adverse tax consequences, tariffs and other trade barriers;

•	international terrorism and anti-American sentiment;

•	difficulties in penetrating markets in which our competitors’ products are more established;

•	difficulties and costs of staffing and managing foreign operations; and

•	difficulties in enforcing intellectual property rights.

If one or more of these risks are realized, it could require us to dedicate significant resources to remedy the situation, and if we are unsuccessful at finding a solution, our revenue may decline.

Our business may be harmed by a natural disaster, terrorist attacks or other unanticipated problems.

Our manufacturing and office facilities are located in Mountain View, California. Despite precautions taken by us, a natural disaster such as fire or earthquake, a terrorist attack or other unanticipated problems at our facilities could interrupt our ability to manufacture our products or operate our business. These disasters or problems may also destroy our product inventories. While we carry insurance for certain natural disasters and business interruption, any prolonged or repeated disruption or inability to manufacture our products or operate our business could result in losses that exceed the amount of coverage provided by this insurance, and in such event could harm our business.

We may be liable for contamination or other harm caused by materials that we handle, and changes in environmental regulations could cause us to incur additional expense.

Our research and development, manufacturing and clinical processes involve the handling of potentially harmful biological materials as well as other hazardous materials. We are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials and we incur expenses relating to compliance with these laws and regulations. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our financial condition. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations.

Changes to existing accounting pronouncements or taxation rules or practices may affect how we conduct our business and affect our reported results of operations.

A change in accounting pronouncements or taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. During the first quarter of fiscal 2006, we adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 — revised 2004, or SFAS No. 123R, Share-Based Payment, which replaced Statement of Financial Accounting Standards No. 123, or SFAS 123, Accounting for Stock-Based Compensation and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees. Adoption of this statement had a significant impact on our 2006 financial statements and is expected to have a significant impact on our future financial statements, as we are now required to expense the fair value of our stock option grants and stock purchases under our employee stock purchase plan rather than disclose the impact on our net loss within our footnotes. Other new accounting pronouncements or taxation rules and varying interpretations of accounting pronouncements or taxation practice have occurred and may occur in the future. Changes to existing rules, future changes, if any, or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Risks Related to Our Intellectual Property

If we are unable to protect the intellectual property contained in our products from use by third parties, our ability to compete in the market will be harmed.

Our commercial success will depend in part on obtaining patent and other intellectual property protection for the technologies contained in our products, and on successfully defending our patents and other intellectual property against third party challenges. We expect to incur substantial costs in obtaining patents and, if necessary, defending our proprietary rights. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. We do not know whether we will be able to obtain the patent protection we seek, or whether the protection we do obtain will be found valid and enforceable if challenged. We also do not know whether we will be able to develop additional patentable proprietary technologies. If we fail to obtain adequate protection of our intellectual property, or if any protection we obtain is reduced or eliminated, others could use our intellectual property without compensating us, resulting in harm to our business. We may also determine that it is in our best interests to voluntarily challenge a third party’s products or patents in litigation or administrative proceedings, including patent interferences or reexaminations. In the event that we seek to enforce any of our owned or exclusively licensed patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents we assert, which, if successful could result in the loss of the entire patent or the relevant portion of our patent, which would not be limited to any particular party. Any litigation to enforce or defend our patent rights, even if we were to prevail, could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Our competitors may independently develop similar or alternative technologies or products without infringing any of our patent or other intellectual property rights, or may design around our proprietary technologies.

We cannot assure you that we will obtain the patent protection we seek, that any protection we do obtain will be found valid and enforceable if challenged or that it will confer any significant commercial advantage. U.S. patents and patent applications may also be subject to interference proceedings and U.S. patents may be subject to reexamination proceedings in the U.S. Patent and Trademark Office, and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent offices, which proceedings could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of, the patent or patent application. In addition, such interference, reexamination and opposition proceedings may be costly. Some of our technology was, and continues to be, developed in conjunction with third parties, and thus there is a risk that such third parties may claim rights in our intellectual property. Thus, any patents that we own or license from others may provide limited or no protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology.

Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may result in loss of patents or patent rights important to our business. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States, particularly in the field of medical products and procedures.

Our trade secrets, nondisclosure agreements and other contractual provisions to protect unpatented technology provide only limited and possibly inadequate protection of our rights. As a result, third parties may be able to use our unpatented technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in developing our products or in commercial relationships with us may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach.

Third parties may assert that we are infringing their intellectual property rights which may result in litigation.

Successfully commercializing our Sensei system, and any other products we may develop, will depend in part on our not infringing patents held by third parties. It is possible that one or more of our products, including those that we have developed in conjunction with third parties, infringes existing patents. From time to time, we have received, and likely will continue to receive, communications from third parties inviting us to license their patents or accusing us of infringement. There can be no assurance that a third party will not take further action, such as filing a patent infringement lawsuit, including a request for injunctive relief, to bar the manufacture and sale of our Sensei system in the United States. We may also choose to defend ourselves by initiating litigation or administrative proceedings to clarify or seek a declaration of our rights. As competition in our market grows, the possibility of a patent infringement claim against us or litigation we will initiate increases.

There may be existing patents which may be broad enough to cover aspects of our future technology. In addition, because patent applications in many countries such as the United States are maintained under conditions of confidentiality and can take many years to issue, there may be applications now pending of which we are unaware and which may later result in issued patents that our products infringe. We do not know whether any of these patents, if challenged, would be upheld as valid, enforceable and infringed by our products or technology. From time to time, we receive, and likely will continue to receive, letters from third parties accusing us of infringing their patents or inviting us to license their patents. We may be sued by, or become involved in an administrative proceeding with, one or more of these or other third parties. We cannot assure you that a court or administrative body would agree with any arguments or defenses we may present concerning the invalidity, unenforceability or noninfringement of any third-party patent. In addition to the issued patents of which we are aware, other parties may have filed, and in the future are likely to file, patent applications covering products that are similar or identical to ours. We cannot assure you that any patents issuing from applications will not cover our products or will not have priority over our own products and patent applications.

We may not be able to maintain or obtain all the licenses from third parties necessary or advisable for commercializing our Sensei system, which may cause harm to our business, operations and financial condition.

We rely on technology that we license from others, including technology that is integral to our Sensei system, such as patents and other intellectual property that we have co-exclusively licensed from Intuitive Surgical, Inc. (Intuitive). Under our agreement with Intuitive, we received the right to apply Intuitive’s patent portfolio in the field of intravascular approaches for the diagnosis or treatment of cardiovascular, neurovascular and peripheral vascular diseases. To the extent that we develop or commercialize robotic capability outside the field of use covered by our license with Intuitive, which we may choose to do at some time in the future, we may not have the patent protection and the freedom to operate outside the field which may be afforded by the license inside the field. Although we believe that there are opportunities for us to operate outside the licensed field of use without using Intuitive’s intellectual property, Intuitive from time to time has told us that it believes certain of our past activities that have fallen outside the licensed field have infringed its intellectual property rights. Although we disagree with Intuitive’s position, we presently remain focused within our licensed field and so have agreed to inform Intuitive before commencing any further outside clinical investigations for endoluminal applications or engaging in external technology exhibitions at non-intravascular conferences. There can be no assurance that Intuitive will not challenge any activities we engage in outside the intravascular space, and we cannot assure you that in the event of such a challenge we would be able to reach agreement with Intuitive on whether activities outside our licensed field may be conducted without the use of the Intuitive’s intellectual property. If Intuitive asserts that any of our activities outside the licensed field are infringing their patent or other intellectual property rights or commences litigation against us, we will incur significant costs defending against such claims or seeking an additional license from Intuitive, and we may be required to limit use of our Sensei system or future products and technologies within our licensed intravascular field if any of our activities outside the licensed field are judged to infringe Intuitive’s intellectual property, any of which could cause substantial harm our business, operations and financial condition. Although Intuitive is restricted in how it can terminate our license, if Intuitive were ever to successfully do so, and if we are unable to obtain another license from Intuitive, we could be required to abandon use of our existing Sensei technology completely and could have to undergo a substantial redesign and design-around effort, which we cannot assure you would be successful.

The medical device industry is characterized by patent litigation and we could become subject to litigation that could be costly, result in the diversion of management’s attention, require us to pay damages and discontinue selling our products.

The medical device industry is characterized by frequent and extensive litigation and administrative proceedings over patent and other intellectual property rights. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often difficult to predict, and the outcome may be uncertain until the court has entered final judgment and all appeals are exhausted. Our competitors may assert, and have asserted in the past, that our products or the use of our products are covered by United States or foreign patents held by them. This risk is heightened due to the numerous issued and pending patents relating to the use of robotic and catheter-based procedures in the medical technology field.

If relevant patents are upheld as valid and enforceable and we are found to infringe, we could be prevented from selling our system unless we can obtain a license to use technology or ideas covered by such patent or are able to redesign our Sensei system to avoid infringement. A license may not be available at all or on commercially reasonable terms, and we may not be able to redesign our products to avoid infringement. Modification of our products or development of new products could require us to conduct additional clinical trials and to revise our filings with the FDA and other regulatory bodies, which would be time-consuming and expensive. If we are not successful in obtaining a license or redesigning our products, we may be unable to sell our products and our business could suffer. In addition, our patents may be subject to various invalidity attacks, such as those based upon earlier filed patent applications, patents, publications, products or processes, which might invalidate or limit the scope of the protection that our patents afford.

Infringement actions, validity challenges and other intellectual property claims and proceedings, whether with or without merit, may cause us to incur substantial costs and could place a significant strain on our financial resources, divert the attention of management from our business and harm our reputation. We have incurred, and expect to continue to incur, substantial costs in obtaining patents and expect to incur substantial costs defending our proprietary rights. Incurring such costs could have a material adverse effect on our financial condition, results of operations and cash flow.

We cannot be certain that we will successfully defend our patents from infringement or claims of invalidity or unenforceability, or that we will successfully defend against allegations of infringement of third-party patents. In addition, any public announcements related to litigation or administrative proceedings initiated or threatened by us, or initiated or threatened against us, could cause our stock price to decline.

If we are unsuccessful in our litigation with Luna Innovations, Inc., our business may be materially harmed

In June 2007, we filed suit against Luna Innovations, Inc. (Luna) alleging that Luna has, among other things, breached a 2006-2007 development and intellectual property agreement between us and Luna that we believe establishes our ownership of all intellectual property in medical robotics developed by the parties during performance of the agreement, misappropriated our trade secrets and has revealed confidential information of ours to other companies who might improperly benefit from it. In October 2007, Luna filed counterclaims against us, including counterclaims for misappropriation of trade secrets and breach of the parties’ agreements. Luna has also indicated its intention to amend its cross-complaint against us to challenge the inventorship of several patent applications we filed during that same time period. We will vigorously defend all of Luna’s claims. This litigation will require substantial resources, both financial and managerial and there can be no assurance that we will be the prevailing party on all or any of the issues being litigated. If we do not succeed in prosecuting our rights against Luna or if Luna prevails on one or more of its counterclaims, other companies, including companies who may attempt to compete with our flexible robotic technology, may benefit from work we performed with Luna without compensation to us. In addition, if Luna is successful, we may have to pay substantial damages and may lose rights to the patent applications in question that pertain to certain aspects of flexible robotics that we do not presently use but which may limit certain development paths for our technology unless we can design around the intellectual property in question or obtain a license which, if available at all, may require us to pay substantial royalties, any or all of which could materially harm our business.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at universities or other medical device companies, including our competitors or potential competitors. We could in the future be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate technologies or features that are important or essential to our products would have a material adverse effect on our business, and may prevent us from selling our products. In addition, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain potential products, which could severely harm our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and be a distraction to management. Incurring such costs could have a material adverse effect on our financial condition, results of operations and cash flow.

Additional Risks Related to Regulatory Matters

If we fail to comply with the extensive government regulations relating to our business, we may be subject to fines, injunctions and other penalties that could harm our business.

Our medical device products and operations are subject to extensive regulation by the FDA and various other federal, state and foreign governmental authorities. Government regulations and foreign requirements specific to medical devices are wide ranging and govern, among other things:

•	design, development and manufacturing;

•	testing, labeling and storage;

•	clinical trials;

•	product safety;

•	marketing, sales and distribution;

•	premarket clearance or approval;

•	record keeping procedures;

•	advertising and promotions;

•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; and

•	product export.

The FDA, state, foreign and other governmental authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in governmental agencies or a court taking action, including any of the following:

•	issuing public warning letters to us;

•	imposing fines and penalties on us;

•	issuing an injunction preventing us from manufacturing or selling our products;

•	bringing civil or criminal charges against us;

•	delaying the introduction of our products into the market;

•	delaying pending requests for clearance or approval of new uses or modifications to existing products;

•	recalling, detaining or seizing our products; or

•	withdrawing or denying approvals or clearances for our products.

If we fail to obtain regulatory clearances in other countries for products under development, we will not be able to commercialize these products in those countries.

In order to market our products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA clearance. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA clearance in the United States. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects described above regarding FDA clearance in the United States.

For example, the EU requires that medical products receive the right to affix the CE mark. The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to our products, we will need to obtain certification that our processes meet European quality standards. These standards include certification that our product design and manufacturing facility complies with ISO 13485 quality standards. We received CE mark approval for our Artisan catheters in May 2007. However, future regulatory approvals may be needed. We cannot be certain that we will be successful in meeting European quality standards or other certification requirements.

We may fail to comply with continuing postmarket regulatory requirements of the FDA and other authorities and become subject to substantial penalties, or marketing experience may show that our device is unsafe, forcing us to recall or withdraw it permanently from the market.

We must comply with continuing regulation by the FDA and other authorities, including the FDA’s Quality System Regulation, or QSR, requirements, labeling and promotional requirements and medical device adverse event and other reporting requirements. If the adverse event reports we file with the FDA regarding death, serious injuries or malfunctions indicate or suggest that the device presents an unacceptable risk to patients, including when used off-label by physicians, we may be forced to recall the device or withdraw it permanently from the market. The FDA has expressed concerns regarding the safety of the device when used with catheters and in procedures not specified in the indication we are seeking, such as ablation catheters and ablation procedures, and we have already filed several Medical Device Reports reporting adverse events during procedures utilizing our technology. Physicians are using our device off-label with ablation catheters in ablation procedures, as well as in other electrophysiology procedures for which we have not collected safety data, and we therefore cannot assure you that clinical experience will demonstrate that the device is safe for these uses.

Any failure to comply, or any perception that we are not complying, with continuing regulation by the FDA or other authorities, including restrictions regarding off-label promotion, could result in enforcement action that may include suspension or withdrawal of regulatory clearances or approvals, recalling products, ceasing product marketing, seizure and detention of products, paying significant fines and penalties, criminal prosecution and similar actions that could limit product sales, delay product shipment and harm our profitability.

In many foreign countries in which we market our products, we are subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of these regulations are similar to those of the FDA. In addition, in many countries the national health or social security organizations require our products to be qualified before procedures performed using our products become eligible for coverage and reimbursement. Failure to receive, or delays in the receipt of, relevant foreign qualifications could have a material adverse effect on our business, financial condition and results of operations. Due to the movement toward harmonization of standards in the EU, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a EU-wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted. Adapting our business to changing regulatory systems could have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with applicable foreign regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory clearances, product recalls, seizure of products, operating restrictions and criminal prosecution.

Our suppliers or we may fail to comply with the QSR and California Department of Health Services requirements, which could hurt our ability to commercially distribute and sell our products and may subject us to fines, injunctions, and penalties.

Our manufacturing processes must comply with the QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging and shipping of our products. The FDA enforces the QSR through inspections. We cannot assure you that we would pass such an inspection. Failure to pass such an inspection could force a shut down of our manufacturing operations, a recall of our products or the imposition of other sanctions, which would significantly harm our revenues and profitability. Further, we cannot assure you that our key component suppliers are or will continue to be in compliance with applicable regulatory requirements and will not encounter any manufacturing difficulties. Any failure to comply with the QSR by us or our suppliers could significantly harm our available inventory and product sales and may subject us to fines, injunctions, and penalties.

Our manufacturing facility is subject to the licensing requirements of the California Department of Health Services, or CDHS. Our facility has been inspected and licensed by the CDHS and remains subject to re-inspection at any time. Failure to maintain a license from the CDHS or to meet the inspection criteria of the CDHS would disrupt our manufacturing processes. If an inspection by the CDHS indicates that there are deficiencies in our manufacturing process, we could be required to take remedial actions at potentially significant expense, and our facility may be temporarily or permanently closed.

If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

While we do not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, due to the breadth of many healthcare laws and regulations, we cannot assure you that they will not apply to our business. We could be subject to healthcare fraud and patient privacy regulation by both the federal government and the states in which we conduct our business. The regulations that may affect our ability to operate include:

•	the federal healthcare program Anti-Kickback Law, which prohibits, among other things, persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-

party payors that are false or fraudulent, and which may apply to entities like us which provide coding and billing advice to customers or whose products are frequently used off-label;

•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

•	federal self-referral laws, such as STARK, which prohibit a physician from making a referral to a provider of certain health services with which the physician or the physician’s family member has a financial interest, and prohibits submission of a claim for reimbursement pursuant to a prohibited referral; and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, to achieve compliance with applicable federal and state privacy, security, and electronic transaction laws, we may be required to modify our operations with respect to the handling of patient information. Implementing these modifications may prove costly. At this time, we are not able to determine the full consequences to us, including the total cost of compliance, of these various federal and state laws.

The application of state certificate of need regulations and compliance with federal and state licensing requirements could substantially limit our ability to sell our products and grow our business.

Some states require healthcare providers to obtain a certificate of need or similar regulatory approval prior to the acquisition of high-cost capital items such as our Sensei system. In many cases, a limited number of these certificates are available and, as a result, hospitals and other healthcare providers may be unable to obtain a certificate of need for the purchase of our Sensei system. Further, our sales cycle for our system is typically longer in certificate of need states due to the time it takes our customers to obtain the required approvals. In addition, our customers must meet various federal and state regulatory and/or accreditation requirements in order to receive reimbursement from government-sponsored healthcare programs such as Medicare and Medicaid and other third-party payors. Any lapse by our customers in maintaining appropriate licensure, certification or accreditation, or the failure of our customers to satisfy the other necessary requirements under government-sponsored healthcare programs, could cause our sales to decline.

Risks Related to this Offering and Ownership of Our Common Stock

The trading price of our common stock has been volatile and is likely to be volatile in the future, and you might not be able to sell your shares at or above the public offering price.

The trading price of our common stock has been highly volatile. Further, our common stock has a limited trading history. Since our initial public offering in November 2006 through February 11, 2008, our stock price has fluctuated from a low of $10.02 to a high of $39.32. The market price for our common stock may be affected by a number of factors, including:

•	the announcement of our operating results, including the number of our Sensei systems installed during a period and our resulting revenue for the period, and the comparison of these results to the expectations of analysts and investors;

•	the receipt, denial or timing of regulatory clearances, approvals or actions of our products or competing products;

•	changes in policies affecting third-party coverage and reimbursement in the United States and other countries;

•	ability of our products to achieve market success;

•	the performance of third-party contract manufacturers and component suppliers;

•	our ability to develop sales and marketing capabilities;

•	our ability to manufacturer our products to commercial standards;

•	the success of any collaborations we may undertake with other companies;

•	our ability to develop, introduce and market new or enhanced versions of our products on a timely basis;

•	actual or anticipated variations in our results of operations or those of our competitors;

•	announcements of new products, technological innovations or product advancements by us or our competitors;

•	announcements of acquisitions by us or our competitors;

•	developments with respect to patents and other intellectual property rights;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key scientific or management personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	trading volume of our common stock;

•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;

•	public statements by analysts or clinicians regarding their perceptions of the effectiveness of our products;

•	developments in our industry; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

The stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Class action securities litigation, if instituted against us, could result in substantial costs and a diversion of our management resources, which could significantly harm our business.

Securities analysts may not continue, or additional securities analysts may not initiate, coverage for our common stock or may issue negative reports, and this may have a negative impact on the market price of our common stock.

Currently, several securities analysts provide research coverage of our common stock. Several analysts have already published statements that do not portray our technology, products or procedures using our products in a positive light. If we are unable to educate those who publicize such reports about the benefits we believe our technology provides, or if one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. If sufficient securities analysts do not cover our common stock, the lack of research coverage may adversely affect the market price of our common stock. It may be difficult for companies such as ours, with smaller market capitalizations, to attract and maintain sufficient independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

Our principal stockholders, directors and management own, and will continue to own following the offering, a large percentage of our voting stock, which allows them to exercise significant influence over matters subject to stockholder approval.

Our executive officers, directors and stockholders holding 5% or more of our outstanding common stock beneficially own or control approximately 48.1% of the outstanding shares of our common stock as of September 30, 2007. Accordingly, these executive officers, directors and principal stockholders, acting as a group, have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also delay or prevent a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, even if such a change of control would benefit our other stockholders. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our common stock.

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. Pursuant to our agreement with Silicon Valley Bank (SVB), we must obtain SVB’s prior written consent in order to pay any dividends on our common stock.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

•	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;

•	provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•	provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any broad range of business combinations with any stockholder who owns, or at any time in the last three years owned, 15% or more of our outstanding voting stock for a period of three years following the date on which the stockholder became an interested stockholder. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

Future sales of a substantial number of shares of our common stock in the public market, the announcement to undertake such sales, or the perception that they may occur, may depress the market price of our common stock.

Sales of substantial amounts of our common stock by us or by our stockholders, announcements of the proposed sales of substantial amounts of our common stock or the perception that substantial sales may be made, could cause the market price of our common stock to decline. We may issue additional shares of our common stock in follow-on offerings to raise additional capital or in connection with acquisitions or corporate alliances and we plan to issue additional shares to our employees, directors or consultants in connection with their services to us. All of the currently outstanding shares of our common stock are freely tradable under federal and state securities laws, except for shares held by our directors, officers and certain greater than 5% stockholders, which may be subject to volume limitations, and shares issued in connection with our acquisition of AorTx, which shares may be resold pursuant to this prospectus. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. Such sales could reduce the market price of our common stock.

We incur significant costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives.

We completed our initial public offering in November 2006. As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission and the NASDAQ Global Market, have imposed various new requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in fiscal 2007, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. As a result of our compliance with Section 404, we will incur substantial accounting expense and expend significant management efforts and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to ensure such compliance.

FORWARD-LOOKING STATEMENTS

Some of the statements under the sections of this prospectus entitled “Prospectus Summary,” “Risk Factors,” and “Use of Proceeds” and elsewhere in this prospectus contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Many important factors affect our ability to achieve our objectives, including:

•	our ability to obtain and maintain regulatory clearance or approval of our products;

•	our plans to develop and commercialize our products;

•	our ability to obtain and maintain intellectual property protection for our products;

•	the successful development of our sales and marketing capabilities; and

•	the performance of third party manufacturers and our ability to maintain and expand our manufacturing capacity.

In addition, you should refer to the section of this prospectus entitled “Risk Factors” for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

On November 15, 2007, we consummated the acquisition of AorTx. At the closing of the acquisition we issued 140,048 shares of common stock and paid approximately $4.5 million in cash to former AorTx stockholders. Also at the closing, we paid or cancelled approximately $1.0 million of AorTx liabilities. In connection with the acquisition we entered into employment agreements with each of Brian Becky, David C. Forster, Alex T. Roth and Brandon Walsh. In accordance with a registration rights agreement entered into in connection with the acquisition, we are registering 140,048 shares of our common stock issued in the acquisition for resale by the former AorTx stockholders.

The following table sets forth the name of each selling stockholder, the number of shares owned by each of the selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by each of the selling stockholders assuming all of the shares covered hereby are sold. The percentage ownership information shown in the table is based upon 21,823,225 shares of common stock outstanding as of December 31, 2007. Except as otherwise disclosed above with respect to the employment agreements, none of the other selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares, other than our agreement pursuant to a registration rights agreement to register for resale certain shares of common stock held by the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before February 29, 2008, which is 60 days after December 31, 2007. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Number of
	Shares
	Beneficially	Number of
	Owned Prior to	Shares Beneficially Owned After Offering(2)
Name of Selling Stockholder	Offering(1)	Number	Percent

Thomas Afzal	54	0	*
Steven Bailey	273	0	*
Brian Beckey	1,814	0	*
Bio-Star Private Equity Fund, LLC(3)	28,333	0	*
Bio-Star Private Equity Fund FP, LLC(3)	5,994	0	*
George Caffell	54	0	*
Louis Cannon	875	0	*
Robert Chin, Ph.D.	328	0	*
Jeff Christian	19	0	*
Robert M. Curtis and Patricia M. Marcus, Trustees of the Curtis/Marcus Family Trust Dated April 11, 2002	1,008	0	*
Geoff Dillon	184	0	*
William F. Fearon, M.D.	191	0	*
Fitz Partners, LP	478	0	*

	Number of
	Shares
	Beneficially	Number of
	Owned Prior to	Shares Beneficially Owned After Offering(2)
Name of Selling Stockholder	Offering(1)	Number	Percent

Peter J. Fitzgerald, M.D.	1,537	0	*
Flea Street Translational, LLC(4)	1,183	0	*
David C. Forster, P.E.	22,811	0	*
Richard Ginn	262	0	*
Thuzar Han	27	0	*
HBM-MedFocus, LLC(5)	8,208	0	*
France Dixon Helfer	82	0	*
Scott Heneveld	1,641	0	*
JAIC-Henson MedFocus Fund II, LLC(5)	9,020	0	*
JAIC-Henson MedFocus Accelerator Fund, LLC(5)	1,938	0	*
Thomas Jones	328	0	*
Liisa Ann Larson	405	0	*
James J. Leftwich	27	0	*
Yen Liao	66	0	*
John Lonergan	54	0	*
Kate Marshall	54	0	*
Renee Masi	273	0	*
Daniel Murray	82	0	*
William O’Neill	328	0	*
Matthew Pease	191	0	*
Richard Popp	273	0	*
Mark Reisman	656	0	*
Alex T. Roth	1,506	0	*
Marc Sakwa, M.D.	328	0	*
Saratoga Ventures IV, L.P.(6)	4,609	0	*
Saratoga Ventures V, L.P.(7)	3,687	0	*
Kem Schankareli	109	0	*
St. Jude Medical, Inc.(8)	35,163	0	*
Greg Stone	273	0	*
Ted Tussing	136	0	*
Jeffrey Valko	109	0	*
Brandon Walsh	2,701	0	*
WS Investment Company, LLC (2004A)(9)	997	0	*
WS Investment Company, LLC (2004D)(9)	997	0	*
Kenton Zehr	328	0	*
Ji Zhang	54	0	*
Total	140,048	0	*

*	Represents beneficial ownership of less than 1%.

(1)	The number of shares held by each selling stockholder is subject to change in accordance with the Merger Agreement.

(2)	We have assumed for the purposes of this table that all of the shares offered by the prospectus will be sold by the selling stockholders.

(3)	Bio-Star Management Company is the management company of Bio-Star Private Equity Fund, LLC and Bio-Star Private Equity Fund FP, LLC. The managers of Bio-Star Management Company are Louis A. Cannon, M.D., Steve Almany, M.D. and Renee Masi. Each of the managers exercises shared voting and investment power over the shares held by Bio-Star Private Equity Fund, LLC and Bio-Star Private Equity Fund FP, LLC. Each of the managing members disclaims beneficial ownership of the shares held by Bio-Star Private Equity Fund, LLC and Bio-Star Private Equity Fund FP, LLC except to the extent of his or her pecuniary interest therein.

(4)	Ted Tussing is the managing member of Flea Street Translational, LLC and exercises sole voting and investment power over the shares held by Flea Street Translational, LLC. Mr. Tussing disclaims beneficial ownership of the shares held by Flea Street Translational, LLC except to the extent of his pecuniary interest therein.

(5)	Michael R. Henson is the principal manger of the HMB-MedFocus, LLC, JAIC-Henson MedFocus Fund II, LLC and JAIC-Henson MedFocus Accelerator Fund, LLC and is empowered by the operating agreement of each of such funds to exercise voting and investment power over the shares held by HMB-MedFocus, LLC, JAIC-Henson MedFocus Fund II, LLC and JAIC-Henson MedFocus Accelerator Fund, LLC. Mr. Henson disclaims any beneficial ownership of the shares held by HMB-MedFocus, LLC, JAIC-Henson MedFocus Fund II, LLC and JAIC-Henson MedFocus Accelerator Fund, LLC.

(6)	The general partner of Saratoga Ventures IV, L.P. is Saratoga IV Management LLC and the general partner of Saratoga IV Management LLC is Foster Hendrix. Mr. Hendrix exercises voting and investment power over the shares held by Saratoga Ventures IV, L.P. and disclaims beneficial ownership of the shares held by Saratoga Ventures IV, L.P. except to the extent of his pecuniary interest therein.

(7)	The general partner of Saratoga Ventures V, L.P. is Saratoga V Management LLC and the general partners of Saratoga V Management LLC are Foster Hendrix and Gwen Watanbe. The general partners of Saratoga V Management LLC exercise shared voting and investment power over the shares held by Saratoga Ventures IV, L.P. and disclaim beneficial ownership of the shares held by Saratoga Ventures IV, L.P. except to the extent of his or her pecuniary interest therein.

(8)	Any authorized officer of St. Jude Medical, Inc. can exercise voting or dispositive power over the shares.

(9)	WS Investment Management Company is the Manager of WS Investment Company, LLC (2004A) and WS Investment Company, LLC (2004D) and exercises sole voting and investment power over the shares held by WS Investment Company, LLC (2004A) and WS Investment Company, LLC (2004D).

PLAN OF DISTRIBUTION

The selling stockholders may use this prospectus to sell the shares at any time while the prospectus is in effect, unless we have notified the selling stockholders that the prospectus is not available at that particular time. The selling stockholders will determine if, when and how they will sell the shares they own. Any sales may occur in one or more of the following types of transactions (including block transactions):

•	transactions on the Nasdaq Global Market or any other organized market or quotation system where the shares may be traded;

•	privately negotiated transactions between a selling stockholder and a purchaser;

•	transactions effected with or through a broker-dealer acting as either agent or principal;

•	sales pursuant to Rule 144; or

•	any other method permitted pursuant to applicable law.

These transactions may involve the transfer of the shares upon exercise or settlement of put or call options, or the delivery of the shares to replace shares that were previously borrowed from another stockholder or a combination of such methods. If a broker-dealer is used in the sale of shares, that person may solicit potential purchasers. The shares may also be transferred as a gift or as a result of a pledge, or may be sold to a broker-dealer acting as principal. These persons may then sell the shares to another person, either directly or through another broker-dealer, subject to compliance with the requirements of the Securities Act.

The price at which sales of the shares occur may be based on market prices or may be negotiated between the parties, and the consideration may be cash or another form negotiated between the parties. Broker-dealers acting as agents or principals may be paid compensation in the form of discounts, concessions or commissions from the selling stockholders and/or from the purchasers of the shares, or both. Brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares will be paid by the selling stockholders and/or the purchasers. We have agreed to pay certain of the costs, expenses and fees of preparing, filing and maintaining this prospectus and the registration statement of which this prospectus is a part, but we will not receive any proceeds from sale of these shares. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on it under the Securities Act.

The selling stockholders have advised us that he, she or it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of such shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act. The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Hansen Medical, Inc. for the year ended December 31, 2006 and the audited historical financial statements included on page 3 of Hansen Medical Inc.’s Current Report on Form 8-K/A dated January 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission filings, including this registration statement, over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.hansenmedical.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. The information found on our website is not part of this or any other report we file with or furnish to the Securities and Exchange Commission.

This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to Hansen Medical and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

INCORPORATION BY REFERENCE

Some of the important business and financial information that you may want to consider is not included in this prospectus, but rather is “incorporated by reference” to documents that have been previously filed by us with the Securities and Exchange Commission pursuant to the Exchange Act of 1934. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 28, 2007.

2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed on May 14, 2007.

3. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, filed on August 14, 2007.

4. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, filed on November 2, 2007.

5. Current Reports on Form 8-K (excluding any portions thereof that are deemed to be furnished and not filed), filed on February 16, 2007, May 1, 2007, May 4, 2007, July 24, 2007, October 12, 2007, November 2, 2007, November 19, 2007 and January 23, 2008 and our Current Report on Form 8-K/A filed on January 31, 2008.

6. The description of our common stock contained in our form 8-A filed November 14, 2006.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 404-5800 or by writing to us at the following address:

Hansen Medical, Inc.
380 North Bernardo Avenue
Mountain View, CA 94043
Attn: Investor Relations

140,048 Shares

Common Stock

PROSPECTUS

February      , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC Registration fee	$115
Printing expenses	10,000
Legal fees and expenses	27,500
Accounting fees and expenses	10,000
Miscellaneous fees and expenses	1,000

Total	$48,615

ITEM 15.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit,

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	unlawful payment of dividends or redemption of shares, or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, a form of which is attached as Exhibit 10.1 to our registration statement on Form S-1 for our initial public offering and incorporated herein by reference. The form agreement provides that we will indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Hansen Medical or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Section 1.9 of our amended and restated investors’ rights agreement provides for indemnification of certain of our stockholders against liabilities described in our amended and restated investors’ rights agreement, the form of which is contained in Exhibit 4.4 to our registration statement on Form S-1 for our initial public offering and is incorporated herein by reference.

ITEM 16.	Exhibits and Financial Statement Schedules.

Exhibits.

Exhibit
Number		Description of Document

2	.1*	Agreement and Plan of Merger and Reorganization, dated November 1, 2007, by and among Hansen Medical, Inc., AorTx, Inc., Redwood Merger Subsidiary, Inc., Redwood Second Merger Subsidiary, Inc., and David Forster and Louis Cannon, as Stockholders’ Representatives (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on November 19, 2007).
4	.1*	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of Registrant’s Form S-1 Registration Statement No. 333-136685).
4	.2*	Form of Warrant to purchase shares of Series B convertible preferred stock (incorporated by reference to Exhibit 4.3 of Registrant’s Form S-1 Registration Statement No. 333-136685).
4	.3*	Amended and Restated Investor Rights Agreement, dated November 10, 2005, between the Registrant and certain of its stockholders (incorporated by reference to Exhibit 4.4 of Registrant’s Form S-1 Registration Statement No. 333-136685).
4	.4*	Registration Rights Agreement, dated November 15, 2007, by and among Hansen Medical, Inc. and the Investors listed therein (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed on November 19, 2007).
5	.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
23.1		Consent of PricewaterhouseCoopers LLP, Independent Public Registered Accounting Firm.
23	.2*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Reference is made to Exhibit 5.1.
24	.1*	Power of Attorney. Reference is made to the signature page hereto.

*	Previously filed.

ITEM 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and, has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 11th day of February, 2008.

HANSEN MEDICAL, INC.

By:	/s/ Gary C. Restani
Gary C. Restani
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Frederic H. Moll, M.D.		Chief Executive Officer and Director (Principal Executive Officer)	February 11, 2008

/s/ Steven M. Van Dick Steven M. Van Dick		Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)	February 11, 2008

/s/ Gary C. Restani Gary C. Restani		President, Chief Operating Officer and Director (Principal Executive Officer)	February 11, 2008

* John G. Freund, M.D.		Director	February 11, 2008

* Russell C. Hirsch, M.D., Ph.D.		Director	February 11, 2008

* Christopher P. Lowe		Director	February 11, 2008

* Joseph M. Mandato		Director	February 11, 2008

* Thomas C. McConnell		Director	February 11, 2008

* James M. Shapiro		Director	February 11, 2008

*By:	/s/ Steven M. Van Dick Steven M. Van Dick Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Document

2	.1*	Agreement and Plan of Merger and Reorganization, dated November 1, 2007, by and among Hansen Medical, Inc., AorTx, Inc., Redwood Merger Subsidiary, Inc., Redwood Second Merger Subsidiary, Inc., and David Forster and Louis Cannon, as Stockholders’ Representatives (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on November 19, 2007).
4	.1*	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of Registrant’s Form S-1 Registration Statement No. 333-136685).
4	.2*	Form of Warrant to purchase shares of Series B convertible preferred stock (incorporated by reference to Exhibit 4.3 of Registrant’s Form S-1 Registration Statement No. 333-136685).
4	.3*	Amended and Restated Investor Rights Agreement, dated November 10, 2005, between the Registrant and certain of its stockholders (incorporated by reference to Exhibit 4.4 of Registrant’s Form S-1 Registration Statement No. 333-136685).
4	.4*	Registration Rights Agreement, dated November 15, 2007, by and among Hansen Medical, Inc. and the Investors listed therein (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed on November 19, 2007).
5	.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
23.1		Consent of PricewaterhouseCoopers LLP, Independent Public Registered Accounting Firm.
23	.2*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Reference is made to Exhibit 5.1.
24	.1*	Power of Attorney. Reference is made to the signature page hereto.

*	Previously filed.